VOTING AGREEMENT
This VOTING AGREEMENT (this “Voting Agreement”), dated as of June 14, 2016, by and between QLT Inc., a corporation incorporated under the laws of British Columbia (“QLT”),  and Sarissa Capital Domestic Fund LP, a Delaware limited partnership and Sarissa Capital Offshore Master Fund LP, a Cayman Islands exempted limited partnership (together, the “Stockholder”).
W I T N E S S E T H:
WHEREAS, concurrently with the execution of this Voting Agreement, Aegerion Pharmaceuticals, Inc., a Delaware corporation (“Aegerion”), QLT and Isotope Acquisition Corp., a Delaware corporation and a wholly-owned indirect Subsidiary of QLT (“MergerCo”), have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, that MergerCo will be merged with and into Aegerion (the “Merger”), with Aegerion surviving the Merger as a wholly-owned indirect subsidiary of QLT;
WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner or record owner of 2,649,000 shares of common stock, par value $0.001 per share (“Aegerion Common Stock”), of Aegerion;
WHEREAS, the Merger Agreement is required under Section 251 of the Delaware General Corporation Law (the “DGCL”) to be adopted by the affirmative vote of the holders of a majority of the outstanding Shares (as defined below) entitled to vote on such matter; and
WHEREAS, as a condition to the willingness of QLT and MergerCo to enter into the Merger Agreement, and in order to induce QLT and MergerCo to enter into the Merger Agreement, the Stockholder has agreed to enter into this Voting Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I

 DEFINITIONS
1.1  Capitalized Terms.  Capitalized terms used but not defined in this Voting Agreement shall have the meanings ascribed to them in the Merger Agreement.
1.2  Other Definitions.  For purposes of this Voting Agreement:
(a)  “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Aegerion Common Stock means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.  Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are Affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any Owned Shares that may be owned by employees of the Stockholder or its Affiliates in their capacity as directors of Aegerion.
(b) “Owned Shares” means, collectively, all (i) Shares and other voting securities of Aegerion held of record or Beneficially Owned by the Stockholder as of the date hereof and (ii) Shares and other voting securities of Aegerion that become owned (whether Beneficially Owned or of record) by the Stockholder, whether upon the exercise of Adjusted Options or Adjusted RSUs, conversion of convertible securities or otherwise, after the execution of this Voting Agreement.
(c)  “QLT Common Shares” means, the common shares without par value of QLT to be received by the Stockholder as Merger Consideration pursuant to the Merger Agreement.
(d)  “Shares” means shares of Aegerion Common Stock.
ARTICLE II

 TRANSFER AND VOTING OF SHARES
2.1  No Transfer of Shares. The Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Owned Shares or any interest in the Owned Shares, (b) deposit the Owned Shares or any interest in the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his, her or its Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Owned Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Owned Shares by the Stockholder if (a) the Stockholder is an individual, (i) to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, or (ii) upon the death of the Stockholder to such Stockholder’s heirs, or (b) the Stockholder is a partnership or limited liability company, to one or more partners or members of the Stockholder or to an Affiliate under common control with the Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to QLT, to be bound by all of the terms of this Voting Agreement.
2.2  Vote in Favor of the Merger and Related Matters.  The Stockholder, solely in the Stockholder’s capacity as a stockholder of Aegerion (and not, if applicable, in the Stockholder’s capacity as an officer or director of Aegerion), agrees that, from and after the date hereof until the Expiration Date (as defined below), at any meeting of the stockholders of Aegerion or any adjournment thereof, or in connection with any action by written consent of the stockholders of Aegerion, the Stockholder shall:

(a)  appear at each such meeting or otherwise cause all of the Owned Shares to be counted as present thereat for purposes of calculating a quorum;
(b)  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Owned Shares:  (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, any stockholder vote required by the Aegerion Organizational Documents or Section 251 of the DGCL, and (ii) except for the Merger and the Merger Agreement, against any Aegerion Acquisition Proposal.
During the term of this Voting Agreement, the Stockholder shall retain, at all times, the right to vote its Owned Shares in its sole discretion and without any other limitation on those matters other than those set forth in this Section 2.2 that are at any time or from time to time presented for consideration to Aegerion’s stockholders, generally.
2.3  Termination.  This Voting Agreement and the obligations of the Stockholder pursuant to this Voting Agreement shall terminate upon the earlier to occur of (a) the date the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the date of (i) any amendment, modification, change or waiver to any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration, (ii) any amendment, modification, change or waiver to any provision any of Section 5.12 of the Merger Agreement or (iii) any other material amendment, modification, change or waiver to any provision of the Merger Agreement, (c) in the event of an Aegerion Change of Recommendation or a QLT Change of Recommendation, in any such case in accordance with the terms of the Merger Agreement, and (d) the Effective Time (such earlier date, the “Expiration Date”).
2.4  Stockholder Capacity.  The parties acknowledge that this Voting Agreement is entered into by the Stockholder in his, her or its capacity as owner of the Owned Shares and that nothing in this Voting Agreement shall in any way restrict, limit or prohibit the Stockholder or any Affiliate or representative of the Stockholder from exercising his or her fiduciary duties in his or her capacity as a director or officer of Aegerion.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
 OF THE STOCKHOLDER
The Stockholder hereby represents and warrants to QLT as follows:
3.1  Authorization; Binding Agreement.  The Stockholder has all legal right, power, authority and capacity to execute and deliver this Voting Agreement, to perform his, her or its obligations hereunder, and to consummate the transactions contemplated hereby.  This Voting Agreement has been duly and validly executed and delivered by or on behalf of the Stockholder and, assuming the due authorization, execution and delivery of this Voting Agreement by QLT, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity).
3.2  No Conflict; Required Filings and Consents.
(a)  The execution and delivery of this Voting Agreement to QLT by the Stockholder does not, and the performance of this Voting Agreement will not, (i) conflict with or violate any Law applicable to the Stockholder or by which the Stockholder is bound or affected, (ii) violate or conflict with the organizational documents of the Stockholder, if applicable, or (iii) except where it would not interfere with the Stockholder’s ability to perform his, her or its obligations hereunder, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, material amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets is bound or affected.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by the Stockholder of the transactions contemplated by this Voting Agreement. No proceedings are pending which, if adversely determined, will prevent or delay the Stockholder’s ability to vote or dispose of any of the Owned Shares.
(b)  The execution and delivery of this Voting Agreement by the Stockholder does not, and the performance of this Voting Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not interfere with the Stockholder’s ability to perform his, her or its obligations hereunder.
3.3  Title to Shares.  The Stockholder is (or, with respect to the Owned Shares not held of record or Beneficially Owned by the Stockholder as of the date hereof, will be) the record or beneficial owner of the Owned Shares and has (or, with respect to the Owned Shares not held of record or Beneficially Owned by the Stockholder as of the date hereof, will have) good title to the Owned Shares free and clear of all liens, encumbrances, security interests, charges, claims, proxies or voting restrictions other than pursuant to this Voting Agreement or securities Law.  The Stockholder and/or its affiliates have (or, with respect to the Owned Shares not held of record or Beneficially Owned by the Stockholder as of the date hereof, will have) sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Voting Agreement.

3.4  Adequate Information.  The Stockholder is a sophisticated investor with respect to the Shares and has received a copy of the Merger Agreement in substantially final form and otherwise has adequate information concerning the business and financial condition of each of Aegerion and QLT to make an informed decision regarding entry into this Voting Agreement, and has made its own analysis and decision to enter into this Voting Agreement based on such information as the Stockholder has deemed appropriate.
ARTICLE IV

 COVENANTS OF THE STOCKHOLDER
4.1  Further Assurances.  From time to time, at the request of QLT and without additional consideration, the Stockholder shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as QLT may reasonably request for the purpose of carrying out and furthering the intent of this Voting Agreement.
4.2  Stop Transfer Order. In furtherance of this Voting Agreement, the Stockholder authorizes QLT to request Aegerion to notify Aegerion’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares other than Owned Shares permitted to be transferred hereunder, provided that any such stop transfer order will immediately be withdrawn and terminated by Aegerion upon the Expiration Date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF QLT
5.1  Authorization.  QLT has all legal right, power, authority and capacity to execute and deliver this Voting Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Voting Agreement has been duly and validly executed and delivered by or on behalf of QLT and, assuming the due authorization, execution and delivery of this Voting Agreement by the Stockholder, constitutes a legal, valid and binding obligation of QLT, enforceable against QLT in accordance with its terms (subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity).
5.2  No Conflict; Required Filings and Consents.
(a)  The execution and delivery of this Voting Agreement to the Stockholder by QLT does not, and the performance of this Voting Agreement will not, (i) conflict with or violate any Law applicable to QLT or by which QLT is bound or affected, (ii) violate or conflict with the organizational documents of QLT, if applicable, or (iii) except where it would not interfere with QLT’s ability to perform its obligations hereunder, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, material amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of QLT pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which QLT is a party or by which QLT or any of QLT’s properties or assets is bound or affected.

(b)  The execution and delivery of this Voting Agreement by QLT does not, and the performance of this Voting Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not interfere with QLT’s ability to perform its obligations hereunder.
ARTICLE VI

 GENERAL PROVISIONS
6.1  Entire Agreement; Amendments.  This Voting Agreement, the Merger Agreement and the other agreements referred to therein constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.  This Voting Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.
6.2  No Survival of Representations and Warranties.  The representations and warranties made by the Stockholder in this Voting Agreement shall not survive any termination of the Merger Agreement or this Voting Agreement.
6.3  Assignment.  The provisions of this Voting Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Voting Agreement nor any of the rights, interests or obligations under this Voting Agreement shall be assigned by any party to this Voting Agreement (by operation of Law or otherwise) without the prior written consent of the other parties to this Voting Agreement.
6.4  Severability.  If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.
6.5  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement is not performed in accordance with its specific terms or is otherwise breached.  The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Voting Agreement, QLT shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.  The Stockholder further agrees that none of QLT or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.5, and the Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.6  Governing Law.  This Voting Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Voting Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
6.7  No Waiver.  No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  None of the parties hereto shall be deemed to have waived any claim available to such party arising out of this Voting Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such waiving party.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
6.8  Notices.  Unless otherwise specifically provided in this Voting Agreement, all notices and other communications hereunder shall be in writing and made in accordance with this Section 6.8, and shall be deemed given: (a) if sent by registered or certified mail in the United States, return receipt requested, upon receipt; (b) if personally delivered, upon personal delivery to the party receiving notice; (c) if sent by facsimile or email of a .pdf, .tif, .gif, .jpeg or similar electronic attachment, on the Business Day transmitted so long as such notice is transmitted before 5:00 p.m. in the time zone of the receiving party, otherwise, on the next Business Day; or (d) if sent by a nationally recognized overnight air courier (such as UPS or Federal Express), upon receipt of proof of delivery.  Notice shall be provided to a party at the following address, facsimile number or email address:
To QLT or MergerCo:
QLT Inc.
887 Great Northern Way, Suite 250
Vancouver, B.C. V5T 4T5
Canada
Facsimile:	(604) 707-7001
Attention:	Geoffrey Cox, Interim Chief Executive Officer
Dori Assaly, Senior Vice President, Legal
Email:	gfcox@qltinc.com dassaly@qltinc.com
with copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Facsimile:	212-310-8007
Attention:	Raymond O. Gietz
Email:	raymond.gietz@weil.com
To the Stockholder: to the address, facsimile number or email address set forth on the signature page hereto.
Any party to this Voting Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 6.8; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
6.9  Headings.  The heading references herein are for convenience of reference only and do not form part of this Voting Agreement, and no construction or reference shall be derived therefrom.
6.10  Counterparts.  This Voting Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
6.11  Amendment.  This Voting Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto.

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IN WITNESS WHEREOF, each of QLT and the Stockholder has executed or has caused this Voting Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

QLT INC.
By:	/s/ Glen Ibbott Name: Glen Ibbott Title: Chief Financial Officer

SARISSA CAPITAL OFFSHORE MASTER FUND LP

By:	/s/ Mark DiPaolo
Name: Mark DiPaolo
Title: Authorized Person

SARISSA CAPITAL DOMESTIC FUND LP

		By:	/s/ Mark DiPaolo
Name: Mark DiPaolo
Title: Authorized Person

Notice Address of the Stockholder:

c/o Sarissa Capital Management LP
660 Steamboat Road
Greenwich, CT 06830
Facsimile:	203-930-1560
Attention:	Mark DiPaolo
Email:	mdipaolo@sarissacap.com